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                                                                     Exhibit 5.1

                                April 18, 2000



Agilent Technologies, Inc.
3000 Hanover Street
Palo Alto, CA  94304

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 18, 2000 (as such may thereafter be amended or supplemented the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 980,400 shares of your Common Stock (the "Stock") that are to be issued pursuant to the Agilent Technologies, Inc. ("Agilent Technologies") 1999 Stock Plan and the Agilent Technologies 1999 Non-Employee Director Stock Plan (collectively the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati